Ex-99.1

Joint Filer Information

Morgan Stanley Capital Group Inc. (“MSCG”) has designated Morgan Stanley (“MS”) as the “Designated Filer” for the purposes of the attached Form 4.

Issuer and Ticker Symbol: IntercontinentalExchange, Inc. (ICE)

Date of Event Requiring Statement: July 21, 2006

Signature:	/s/ Dennine Bullard

By: Dennine Bullard, authorized signatory of MS

Signature: /s/ Robert Kinney

By: Robert Kinney for MSCG